                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 27th day of December, 1997, by and among Grand Enterprises, Inc., a Delaware corporation (hereinafter "Grand"); Grand Subsidiary, Inc., a newly-formed Texas corporation (hereinafter "G.S.I."); Lynn Dixon, the sole officer and director of Grand and G.S.I. (hereinafter "Dixon"); and Tamarack Storage Devices, Inc., a Texas corporation (hereinafter "Tamarack").

                                    RECITALS:

      WHEREAS, Grand desires to acquire Tamarack as a wholly-owned subsidiary and to issue shares of Grand common stock to the shareholders of Tamarack upon the terms and conditions set forth herein. G.S.I. is a wholly-owned subsidiary corporation of Grand which shall be merged into Tamarack, whereupon Tamarack shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of Grand (G.S.I. and Tamarack are sometimes collectively hereinafter referred to as the "Constituent Corporations").

      WHEREAS, the boards of directors of Grand and Tamarack, respectively, deem it advisable and in the best interests of such corporations and their respective shareholders that G.S.I. merge with and into Tamarack pursuant to this Agreement and Articles of Merger in the form attached hereto as Exhibit "A" and pursuant to applicable provisions of law (such transaction hereafter referred to as the "Merger").

      WHEREAS, G.S.I. has an authorized capitalization consisting of 5,000 shares of no par value common stock, of which 1,000 shares shall be issued and outstanding and owned by Grand as of the closing of the Merger; and Tamarack has an authorized capitalization consisting of 10,000,000 shares of common stock, $.01 par value ("Tamarack Common Stock"), of which 4,586,464 shares are issued and outstanding as of the date hereof, and 6,000,000 shares of preferred stock, $.01 par value, of which no shares are issued or outstanding as of the date hereof. All of said outstanding shares of Tamarack Common Stock, are owned by the shareholders of Tamarack as set forth on the attachment Exhibit "B" (hereafter "Tamarack Shareholders").

      NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

      1. Plan of Reorganization. The parties hereto do hereby agree that G.S.I. shall be merged with and into Tamarack upon the terms and conditions set forth herein. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

      2. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, G.S.I. shall be merged with and into Tamarack as of the Effective Date (the terms "Closing" and "Effective Date" are defined in Section 6 hereof). Tamarack shall be the surviving corporation (hereinafter sometimes the "Surviving Corporation") and the separate existence of G.S.I. shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the following conditions:

      (a) Corporate Existence

            (1) At the Effective Date, the Surviving Corporation shall continue its corporate existence as a Texas corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

            (2) At the Effective Date, (i) the Articles of Incorporation and the By-laws of the Surviving Corporation, as existing immediately prior to the Effective Date, shall be and remain the Articles of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of the Surviving Corporation holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Surviving Corporation at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

      (b) Pre-Merger Events and Recapitalizations.

            (1) Grand shall have completed the sale in its limited offering (the "Limited Offering") of shares of Grand common stock pursuant to the Limited Offering Memorandum (the "Memorandum") dated November 12, 1997, wherein Grand Shall have sold 5,000,000 post-split shares of its common stock at $.20 per share for aggregate gross proceeds of $1,000,000. The shares sold in such offering shall be subject to a six (6) month lock-up arrangement.

            (2) Grand shall have effectuated a forward stock split of its common stock (the "Grand Common Stock") so that it has 11,000,000 shares of Grand Common Stock outstanding immediately prior to consummation of the Merger, not taking into consideration the shares sold in the Limited Offering or the shares to be issued hereunder.

      (c) Conversion of Securities.

      As of the Effective Date and without any action on the part of Grand, G.S.I., Tamarack or the holders of any of the securities of any of these corporations each of the following shall occur:

            (1) Each share of Tamarack Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into
      9.593447152 shares of Grand Common Stock, up to a maximum aggregate amount of 44,000,000 shares. All such shares of Tamarack Common Stocky shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of Grand Common Stock into which such shares of Tamarack Common Stock were converted. The holders of such certificates previously evidencing shares of Tamarack Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Tamarack Common Stock except as otherwise provided herein or by law;

            (2) Any shares of Tamarack Common Stock held in the treasury of Tamarack immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

            (3) Each share of capital stock of G.S.I. issued and outstanding immediately prior to the Effective Date shall be canceled in the Merger. Tamarack shall issue ten (10) shares of its common stock to Grand which shall constitute all of the issued and outstanding common stock of Tamarack;

            (4) The 11,000,000 shares of Grand Common Stock previously issued and outstanding immediately prior to the Merger (but adjusted to reflect the forward split) will remain outstanding so that after conversion of the Tamarack Common Stock and the issuance of 5,000,000 shares of Grand Common Stock in the Limited Offering, Grand shall have no more than 60,000,000 shares of Grand Common Stock outstanding at Closing;

      (d) Other Events.

            (1) On the Closing Date, Grand shall file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit "C" effecting an amendment to its Certificate of Incorporation to (i) change its corporate name to Manhattan Scientifics, Inc. or a derivation thereof,
      (ii) give effect to the forward split, (iii) increase its authorized shares of common stock from 50,000,000 to 150,000,000 shares, and (iv) authorize the Series A Preferred Stock as more particularly described in Exhibit "C" attached hereto.

            (2) Grand, as of the date hereof, shall have received all requisite director and shareholder approval of the matters set forth herein.

      (e) Other Matters.

            Prior to Closing:

            (1) There shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of Grand's Common Stock after the date hereof and there shall be no dividends paid on Grand's Common Stock after the date hereof, in each case through and including the Effective Date, except as otherwise described herein.

            (2) Tamarack shall have received all requisite director and shareholder approval of all matters set forth herein as required under Texas law and no shareholder of Tamarack shall have exercised any dissenters rights under applicable corporate law.

            (3) At or prior to Closing, Grand (through its board of directors and shareholders) shall adopt a stock option plan as described in the Memorandum and shall grant those options described in said Memorandum or as otherwise directed by Tamarack.

            (4) Tamarack shall have settled all outstanding matters with Microelectronics Computer Corporation ("MCC") in a manner reasonably satisfactory to Grand and shall have retired the 1,200,000 shares of Series I Preferred Stock previously owned by MCC.

            (5) Projectavision, Inc., a Delaware corporation and majority shareholder of Tamarack ("Projectavision") shall have purchased the outstanding shares of Tamarack common stock of John Stockton and Steve Redfield. The shareholders of Tamarack shall be as listed on Exhibit "B", attached hereto.

      At Closing:

            (1) Grand shall issue a Common Stock Purchase Warrant, to purchase up to 750,000 shares of its common stock to Projectavision in exchange for a warrant to purchase Tamarack shares (the "Tamarack Warrant"), which Tamarack Warrant is currently owned by Projectavision. The terms of the Grand Warrant are set forth in Exhibit "D", attached hereto.

            (2) Grand shall designate a series of preferred stock (the "Series A Preferred Stock") to have the rights and preferences set forth on Exhibit "C", attached hereto, which Series A Preferred Stock shall be issued to extinguish an existing $1,500,000 debt obligation of Tamarack to Projectavision including all interest accrued on such debt to the date of Closing.

            (3) Grand shall file for listing in Standard and Poor's Corporation Manual and pay for accelerated listing service and shall thereafter keep Standard and Poors current with respect to the business and financial affairs of the Corporation on at least an annual basis.

      3. Delivery of Shares. On or as soon as practicable after the Effective Date, Tamarack will use its best efforts to cause the Tamarack Shareholders to surrender for cancellation certificates representing their shares of Tamarack Common Stock, against delivery of certificates representing the shares of Grand Common Stock for which the shares of Tamarack Common Stock are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented a Tamarack certificate shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Grand Common Stock into which the Tamarack certificate shall have been so converted pursuant to the terms of this Agreement.

      4. Representations of Tamarack. Tamarack hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

            (a) Except as noted on Exhibit "B", the Tamarack Shareholders listed on the attached Exhibit "B" are the sole owners of record and beneficially of the issued and outstanding Tamarack Common Stock.

            (b) The Tamarack Common Stock constitutes duly authorized, validly issued shares of common stock of Tamarack, fully paid and nonassessable and are the only capital shares of Tamarack authorized or outstanding. At Closing, there will be no outstanding rights, options, warrants or similar agreements which authorize the holder thereof to acquire shares of capital stock of Tamarack.

            (c) The Tamarack unaudited financial statements as of December 31, 1996, and June 30, 1997 which have been delivered to Grand (hereinafter referred to as the "Tamarack Financial Statements") are complete, accurate and fairly present the financial condition of Tamarack as of the dates thereof and the results of its operations for the periods covered. There are no material liabilities, commitments or obligations, either fixed or contingent, not disclosed in the Tamarack Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Tamarack as reflected in the Tamarack Financial Statements. Tamarack has good title to all assets shown on the Tamarack Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Tamarack financial statement have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto).

            (d) Since June 30, 1997, there have not been any material adverse changes in the financial condition of Tamarack except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial condition of Tamarack.

            (e) Tamarack is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the Tamarack Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Tamarack.

            (f) Tamarack is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on Tamarack.

            (g) Tamarack has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

            (h) Tamarack has not materially breached any material agreement to which it is a party. Tamarack has previously given Grand copies or access thereto of all material contracts, commitments and/or agreements to which Tamarack is a party including all relationships or dealings with related parties or affiliates.

            (i) Tamarack has no subsidiary corporations.

            (j) Tamarack has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Grand prior to the Effective Date, during reasonable business hours and on reasonable notice.

            (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which Tamarack is a party and this Agreement has been duly authorized by all appropriate and necessary corporate action and Tamarack, to the extent required, has obtained all necessary approvals or consents required by any agreement to which Tamarack is a party.

            (l) All information regarding Tamarack which is set forth in the Memorandum or otherwise used in connection with the Limited Offering is true, complete and accurate in all material respects.

      5. Representations of Grand, G.S.I. and Dixon. Grand, G.S.I. and Dixon hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Effective
Date:

            (a) As of the Effective Date, the shares of Grand Common Stock and the Series A Preferred Stock to be issued and delivered to the Tamarack Shareholders hereunder will, when so issued and delivered, constitute duly authorized, validly and legally issued shares of Grand capital stock, fully-paid and nonassessable.

            (b) Grand has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly authorized by the respective Boards of Directors and shareholders of Grand and G.S.I. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Grand or G.S.I. is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Grand, G.S.I. or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective articles of incorporation or by-laws of Grand or G.S.I.

            (c) Grand has delivered to Tamarack a true and complete copy of its audited financial statements for the fiscal years ended December 31, 1996 and 1995, and interim unaudited financial statements for the six months ended June 30, 1997, (the "Grand Financial Statements"). The Grand Financial Statements are complete, accurate and fairly present the financial condition of Grand as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The Grand audited financial statements have been prepared in accordance with generally acceptable accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Grand as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. G.S.I. has no financial statements because it has only recently been formed for the purpose of effectuating the Merger and it has no assets, liabilities, contracts or obligations of any kind. Grand has no subsidiaries except for G.S.I., and G.S.I. has no subsidiaries.

            (d) Since June 30, 1997, there have not been any material adverse changes in the financial condition of Grand. At Closing, Grand will have no assets and no liabilities other than the net proceeds of its Limited Offering, which shall not be less than $975,000, to be delivered in good funds at Closing as directed by the newly appointed board of directors of Grand.

            (e) Neither Grand nor G.S.I. is a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the Grand Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of Dixon, threatened or contemplated against or affecting G.S.I., Grand, its management or its properties.

            (f) Grand and G.S.I. are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

            (g) Grand and G.S.I. have filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Grand Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Neither Grand nor G.S.I. is delinquent or obligated for any tax, penalty, interest, delinquency or charge.

            (h) Grand's authorized capital stock presently consists of: (i) 50,000,000 shares of Common Stock, $.001 par value, of which 1,000,000 shares are presently issued and outstanding. G.S.I.'s capitalization consists of 5,000 shares of no par value common stock ("G.S.I.'s Common Stock"), of which 1,000 shares shall be outstanding, all of which shall be owned by Grand, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of Grand and G.S.I. are, or shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of either Grand or G.S.I.

            (i) Grand and G.S.I. have (and at the Closing they will have) disclosed in writing all events, conditions and facts materially affecting the business, financial conditions or results of operations of either Grand or G.S.I..

            (j) The corporate financial records, minute books, and other documents and records of Grand and G.S.I. have been made available to Tamarack prior to the Closing.

            (k) Grand has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Grand has breached, any of the terms or conditions of any agreements, contacts or commitments to which it is a party or by which it or its properties is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Grand is subject. Grand hereby represents that it is not a party to any material contact or commitment other than appointment documents with its transfer agent, and that it has disclosed to Tamarack all relationships or dealings with related parties or affiliates.

            (l) Grand has complied with the provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its initial public stock offering. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

            (m) All information regarding Grand which has been provided to Tamarack by Grand or set forth in the Memorandum is true, complete and accurate in all material respects.

      6. Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be during the month of January 1998, but not later than January 31, 1998. The "Effective Date" of the Merger shall be that date on which executed copies of the attached Articles of Merger are filed with the Secretary of State of Texas.

      7. Conditions Precedent to the Obligations of Tamarack. All obligations of Tamarack under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

            (a) The representations and warranties by or on behalf of Grand, G.S.I. and Dixon contained in this Agreement or in any certificate or document delivery pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

            (b) Grand and G.S.I. shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

            (c) On or before the Closing, the sole director of Grand and G.S.I., and Grand as sole shareholder of G.S.I. shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

            (d) On or before the Closing Date, Grand and G.S.I. shall have delivered certified copies of resolutions of the sole shareholder and director of G.S.I. and of the sole director and shareholders of Grand approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Grand and G.S.I. to comply with the terms of this Agreement including the election of Tamarack's nominees to the Board of Directors of Grand and all matters outlined herein.

            (e) Grand shall have completed the sale of 5,000,000 shares in the Limited Offering (at $.20 per share) in accordance with the terms of the Limited Offering as set forth in the Memorandum.

            (f) The Merger shall be permitted by applicable state law and Grand shall have sufficient shares of its capital stock authorized to complete the Merger.

            (g) At Closing, Dixon shall have resigned in writing from his positions as sole director and officer of Grand effective upon the election and appointment of the Tamarack nominees as set forth in the Memorandum.

            (h) At the Closing, all instruments and documents delivered to Tamarack Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Tamarack.

            (i) At the Closing, upon consummation of the Merger, Grand shall have the same authorized capital as at present except as described in
      Section 2(d)(1) hereof.

            (j) The shares of restricted Grand capital stock to be issued to Tamarack Shareholders at Closing will be validly issued, nonassessable and fully-paid under Delaware corporation law and will be issued in a nonpublic offering and isolated transaction in compliance with all federal, state and applicable securities haws.

            (k) Tamarack shall have received the advice of its tax advisor that this transaction is a tax free reorganization as to the exchanging Tamarack common shareholders.

            (l) Tamarack shall have received all necessary and required approvals and consents from required parties and its shareholders.

            (m) At the Closing, Grand and G.S.I. shall have delivered to Tamarack an opinion of its counsel dated as of the Closing to the effect that:

                  (i) Grand and G.S.I., each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation;

                  (ii) This Agreement has been duly authorized, executed and delivered by Grand and G.S.I. and is a valid and binding obligation of Grand and G.S.I. enforceable in accordance with its terms;

                  (iii) Grand and G.S.I. each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

                  (iv) The documents executed and delivered to Tamarack and
            Tamarack Shareholders hereunder are valid and binding in accordance with their terms and vest in Tamarack Shareholders, as the case may be, all right, title and interest in and to the shares of Grand's Common Stock and Series A Preferred Stock to be issued pursuant to
            Section 2 hereof, and the shares of such Grand capital stock when issued will be duly and validly issued, fully-paid and nonassessable; and

                  (v) Grand and G.S.I. each has the corporate power to execute, deliver and perform under this Agreement.

                  (vi) Legal counsel for Grand and G.S.I. is not aware of any liabilities, claims or lawsuits involving Grand or G.S.I..

      8. Conditions Precedent to the Obligations of Grand and G.S.I.. All obligations of Grand and G.S.I. under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

            (a) The representations and warranties by Tamarack contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

            (b) Tamarack shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

            (c) Tamarack shall cause each of its shareholders to deliver to Grand, a letter commonly known as an "Investment Letter," in substantially the form attached hereto as Exhibit "E", acknowledging that the shares of Grand Common Stock are being acquired by said shareholders for investment purposes.

            (d) Grand shall have completed the sale of 5,000,000 shares (at $.20 per share) as described in the Memorandum.

            (e) Tamarack shall deliver an opinion of its legal counsel to the effect that:

                  (i) Tamarack is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on the company;

                  (ii) Tamarack has the corporate power to carry on its business as now being conducted; and

                  (iii) This Agreement has been duly authorized, executed and delivered by Tamarack.

            (f) Projectavision shall surrender the Tamarack Warrant in exchange for the Grand Warrant described in Exhibit D.

            (g) Projectavision shall deliver the original promissory note of Tamarack in exchange for the Grand Series A Preferred Stock as described on Exhibit "E" as payment in full for outstanding indebtedness (including accrued interest) owed to it by Tamarack pursuant to said note.

      9. Indemnification. For a period of one year from the Closing, Dixon, Grand and G.S.I. agree to jointly and severally indemnify and hold harmless Tamarack, and Tamarack agrees to indemnify and hold harmless Dixon, Grand and G.S.I., against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

      10. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

      11. Documents at Closing. At the Closing, the following documents shall be delivered:

            (a) Tamarack will deliver, or will cause to be delivered, to Grand the following:

                  (i) a certificate executed by the President and Secretary of
            Tamarack to the effect that all representations and warranties made by Tamarack under this Agreement are true and correct as of the Closing, the same as though originally given to Grand or G.S.I. on said date;

                  (ii) a certificate from the state of Tamarack's incorporation dated at or about the Closing to the effect that Tamarack is in good standing under the laws of said state;

                  (iii) Investment Letters in the form attached hereto as
            Exhibit "E" executed by each Tamarack Shareholder;

                  (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

                  (v) executed copies of the Articles of Merger for filing; and
            certified copies of resolutions by the shareholders and directors of Tamarack authorizing this transaction; and

                  (vi) all other items, the delivery of which is a condition precedent to the obligations of Grand and G.S.I., as set forth herein.

                  (vii) the legal opinion required by Section 8(e) hereof.

            (b) Grand and G.S.I. will deliver or cause to be delivered to
      Tamarack:

                  (i) common and preferred stock certificates and the Grand
            Warrant representing those securities of Grand to be issued as a part of the exchange as described in Section 2 hereof;

                  (ii) a certificate of the President/Secretary of Grand and
            G.S.I., respectively, to the effect that all representations and warranties of Grand and G.S.I. made under this Agreement are true and correct as of the Closing, the same as though originally given to Tamarack on said date;

                  (iii) certified copies of resolutions adopted by Grand's and
            G.S.I.'s Board of Directors and Grand's and G.S.I.'s Stockholders authorizing the Merger and all related matters;

                  (iv) certificates from the jurisdiction of incorporation of
            Grand and G.S.I. dated at or about the Closing Date that each of said corporations is in good standing under the laws of said state;

                  (v) opinion of Grand's counsel as described in Section 7(m)
            above;

                  (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

                  (vii) resignation of Dixon as the sole officer and director of
            Grand and G.S.I.; and

                  (viii) all other items, the delivery of which is a condition precedent to the obligations of Tamarack, as set forth in Section 7 hereof.

      12. Finder's Fees. Dixon, Grand and G.S.I., jointly and severally, represent and warrant to Tamarack, and Tamarack represents and warrants to each of Dixon, Grand and G.S.I., that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby, other than as described in the Memorandum. In this regard, Dixon, Grand and G.S.I., jointly and severally, on the one hand, and Tamarack on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability, other than as described in the Memorandum.

      13. Miscellaneous.

            (a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

            (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

            (c) Termination. All obligations hereunder may be terminated at the discretion of either party's Board of Directors if (i) the closing conditions specified in Sections 7 and 8 are not met by January 31, 1998 unless unanimously extended, or (ii) any of the representations and warranties made herein have been materially breached.

            (d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

            (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

            (f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

            (i) Entire Agreement. This Agreement and the attached Exhibits including the Certificate and Articles of Merger attached hereto as Exhibit "A" is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

            (j) Time. Time is of the essence.

            (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

            (l) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. The direct costs of the Limited Offering and the Merger, not to exceed $100,000 (only $25,000 of which shall be used to pay Grand's costs), shall be paid from the proceeds of the Limited Offering.

            (m) Applicable Law. This Agreement shall be construed and governed by the laws of the State of Delaware.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

GRAND SUBSIDIARY, INC.                      GRAND ENTERPRISES, INC.


By:/s/ Lynn Dixon                           By:/s/ Lynn Dixon
   -------------------------------             -----------------------------
    Lynn Dixon, President/Secretary            Lynn Dixon
                                               President/Secretary


                                            By:/s/ Lynn Dixon
                                               -----------------------------
                                               Lynn Dixon, individually


                                           TAMARACK STORAGE DEVICES, INC.


By:/s/ Scott L. Bach    By:/s/ Marvin Maslow
   -------------------------------             -----------------------------
            Secretary                                  President

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

GRAND SUBSIDIARY, INC.                      GRAND ENTERPRISES, INC.


By:                                         By:
   -------------------------------             -----------------------------
    Lynn Dixon, President/Secretary            Lynn Dixon
                                               President/Secretary


                                            By:
                                               -----------------------------
                                               Lynn Dixon, individually


                                           TAMARACK STORAGE DEVICES, INC.


By:/s/ Scott L. Bach                        By: /s/ Marvin Maslow
   -------------------------------             -----------------------------
            Secretary                                  President

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

GRAND SUBSIDIARY, INC.                      GRAND ENTERPRISES, INC.


By:                                         By:
   -------------------------------             -----------------------------
    Lynn Dixon, President/Secretary            Lynn Dixon
                                               President/Secretary


                                            By:
                                               -----------------------------
                                               Lynn Dixon, individually


                                           TAMARACK STORAGE DEVICES, INC.


By:                                        By: /s/ Marvin Maslow
   -------------------------------             -----------------------------
            Secretary                                  President


                                       16